EXHIBIT 1.1

SELECTED DEALER AGREEMENT

Ladies and Gentlemen:

United Development Funding III, L.P. (the “Partnership”), a Delaware limited partnership of which UMTH Land Development, L.P., a Delaware limited partnership, serves as the general partner (the “General Partner”), is offering for public sale a maximum of 17,500,000 units of limited partnership interest, including 5,000,000 units issuable pursuant to the Partnership’s distribution reinvestment plan (collectively, the “Units”), to be issued and sold for an aggregate purchase price of $350,000,000.  There shall be a minimum purchase by any one person of 250 Units (except for purchases through individual retirement accounts or other qualified accounts, as indicated in the Prospectus (defined below), or in any letter or memorandum from the Partnership to you (the “Dealer”)).  Terms not defined herein shall have the same meaning as in the Prospectus.  In connection therewith, the Partnership invites you to participate in the distribution of Units in the Partnership subject to the following terms:

I.           The Offering

A registration statement with respect to the Partnership has been prepared by the Partnership in accordance with applicable requirements of the Securities Act of 1933, as amended (the “Securities Act”), and the applicable rules and regulations of the Securities and Exchange Commission (the “SEC”) promulgated thereunder covering the Units (the “Rules and Regulations”).  Such registration statement was initially filed with the SEC on or about August 26, 2005.  Copies of such registration statement and each amendment thereto have been or will be delivered to the Dealer.  (The registration statement and prospectus contained therein, as finally amended and revised at the effective date of the registration statement, are respectively hereinafter referred to as the “Registration Statement” and the “Prospectus,” except that if the Prospectus first filed by the Partnership pursuant to Rule 424(b) under the Securities Act shall differ from the Prospectus, the term “Prospectus” shall also include the Prospectus filed pursuant to Rule 424(b).)

The Dealer hereby agrees to use its best efforts to sell the Units for cash on the terms and conditions stated in the Prospectus.  Nothing in this Selected Dealer Agreement (the “Agreement”) shall be deemed or construed to make the Dealer an association or other separate entity or employee, agent, representative or partner of the Partnership, the General Partner or with other dealers, and the Dealer is not authorized to act for the General Partner, the Partnership or any other dealer of the Units, or to make any representations on its behalf except as set forth in the Prospectus and such other printed information furnished to the Dealer by the Partnership to supplement the Prospectus (the “Supplemental Information”).  The Dealer will be responsible for its share of any liability or expense based on any claim to the contrary.  The Partnership shall not be liable to the Dealer, except for obligations expressly assumed in this Agreement and any liabilities under the Securities Act, and no obligations on the part of the Partnership will be implied or inferred from this Agreement.  The foregoing provision shall not be deemed a waiver of any liability imposed under the Securities Act.  This Agreement will confirm the understanding and agreement between the Partnership and you, the Dealer, with respect to your participation in the offering and sale of the Units on the terms and conditions and subject to the representations and warranties hereinafter set forth.

II.           Submission of Orders

Until such time as the Partnership has received and accepted subscriptions for at least $1,000,000 of Units and released the proceeds from such subscriptions from escrow (or such greater amount as may be applicable in respect of any greater escrow in respect of subscribers from any state), those persons who purchase Units will be instructed by the Dealer to make their checks payable to “United Development Funding III, L.P. Escrow Account.”

Thereafter, in the discretion of the General Partner upon notice to the Dealer, those persons who purchase Units will be instructed by the Dealer to make their checks payable to “United Development Funding III, L.P.”  If the Dealer receives a check not conforming to the foregoing instructions, the Dealer shall return such check directly to such subscriber not later than the end of the next business day following its receipt.  Checks received by the Dealer that conform to the foregoing instructions shall be transmitted for deposit pursuant to one of the methods in this Article II.  The Partnership may authorize the Dealer, if the Dealer is a “$250,000 broker-dealer,” to instruct its customers to make its checks for Units subscribed for payable directly to the Dealer, in which case the Dealer will collect the proceeds of the subscriber’s checks and issue a check for the aggregate amount of the subscription proceeds made payable to the order of the escrow agent, or if the Partnership has received and accepted subscriptions for at least $1,000,000 of Units and released the proceeds from such subscriptions from escrow, made payable to the order of the Partnership.

The Dealer shall forward the subscription documents and the checks to the Partnership by noon of the next business day following receipt of the subscription documents and the checks.  If, at the time of the Partnership’s receipt of the subscription documents and checks, the Partnership has not received and accepted subscriptions for at least $1,000,000 of Units and released the proceeds from such subscriptions from escrow, the Partnership undertakes to submit each check to the escrow agent on the same day it is received by the Partnership from the Dealer.  The Dealer shall insure that any such submissions of checks by the Partnership to the escrow agent occur in accordance with the provisions of the previous sentence.  If requested by the Partnership, the Dealer shall obtain from subscribers for the Units, other documentation reasonably deemed by the Partnership to be required under applicable law or as may be necessary to reflect the policies of the Partnership.  Such documentation may include, without limitation, subscribers’ written acknowledgement and agreement to the privacy policies of the Partnership.

III.           Pricing

Units shall be offered to the public at the offering price of $20.00 per Unit, subject to the terms and pricing information provided in the Prospectus and the Distribution Reinvestment Plan attached thereto.  Except as otherwise indicated in the Prospectus or in any letter or memorandum sent to the Dealer by the Partnership, a minimum initial purchase of 250 Units is required.  Except as otherwise indicated in the Prospectus, additional investments may be made in cash in minimal increments of at least 50 Units.  The Units are nonassessable, and limited partners will not be required to contribute additional sums to the capital of the Partnership.  The Dealer hereby agrees to place any order for the full purchase price.

IV.           Dealers’ Commissions and Fees

Except for discounts described in or as otherwise provided in the “Plan of Distribution” section of the Prospectus, the Dealer’s selling commission is the percentage of the gross proceeds of Units sold by it pursuant to the terms of this Agreement and accepted and confirmed by the General Partner or the Partnership set forth as “selling commissions” in the “Plan of Distribution – Compensation We Will Pay for the Sale of Our Units” and “Plan of Distribution – Units Purchased by Affiliates” sections of the Prospectus, which commissions will be paid by the Partnership.  A sale of Units shall occur if and only if a transaction has closed pursuant to all applicable offering and subscription documents.  In addition, as set forth in the Prospectus, the Partnership will reimburse the Dealer for certain due diligence fees and UMTH Funding Services, L.P. (“UMTH Funding”), an affiliate of the General Partner, may reallow to the Dealer a portion of its marketing support fee for direct marketing support, each up to the limits set forth in the “Plan of Distribution” section of the Prospectus.  Additionally, in the event that Dealer employs wholesalers who are dual employees of Dealer and UMTH Funding or otherwise, the Dealer’s wholesaling fee is the percentage of the gross offering proceeds of Units sold through such wholesalers pursuant to the terms of this Agreement and accepted and confirmed by the General Partner or the Partnership set forth as “wholesaling fees” in the “Plan of Distribution – Compensation We Will Pay for the Sale of Our Units” and “Plan of Distribution – Units Purchased by Affiliates” sections of the Prospectus, which fees will be paid by the Partnership.  The Dealer hereby agrees that, if it is a NASD member, it will not re-allow all or any part of the compensation provided for in this Section IV to any person who is not also a member of the NASD.

The Dealer acknowledges and agrees that no commissions, payments or amount whatsoever will be paid to the Dealer unless or until the gross proceeds of the Units sold are disbursed to the Partnership pursuant to the Escrow Agreement between the Partnership and Coppermark Bank, N.A.  Until the Required Capital, as defined in the Escrow Agreement, is obtained, investments will be held in escrow and, if the Required Capital is not obtained, investments will be returned to the investors in accordance with the Prospectus.

The parties hereby agree that the foregoing commission is not and will not be in excess of the usual and customary distributors’ or sellers’ commission received in the sale of securities similar to the Units and that Dealer’s interest in the offering is limited to such commission from the Partnership and the Dealer’s indemnity referred to in Article XIII of this Agreement.  Any payment to the Dealer will be payable only with respect to transactions lawful in the jurisdictions where such transactions occur.

V.           Payment

The commissions to be paid to the Dealer hereunder with respect to any subscriptions that are obtained by the Dealer and accepted by the Partnership and the General Partner shall be paid to the Dealer within 10 days after those subscribers are admitted as limited partners in the Partnership.

VI.           Right to Reject Orders or Cancel Sales

All orders, whether initial or additional, are subject to acceptance by and shall only become effective upon confirmation by the General Partner and the Partnership, and the General Partner and the Partnership reserve the right to reject any order for any or no reason.  All subscriptions will be accepted or rejected by the General Partner and the Partnership within approximately ten days after the Partnership’s receipt of all necessary documents relating thereto.  Issuance and delivery of the Units will be made only after actual receipt of payment therefore, and upon acceptance of a subscription, the General Partner or the Partnership will provide confirmation of that acceptance to the Dealer and to the subscriber.  If any check is not paid upon presentment, or if the Partnership is not in actual receipt of clearinghouse funds or cash, certified or cashier’s check or the equivalent in payment for the Units within 15 days of sale, the Partnership reserves the right to cancel the sale without notice.  In the event an order is rejected, canceled or rescinded for any reason, the Dealer agrees to return to the Partnership any commission theretofore paid with respect to such order.

VII.          Prospectus and Supplemental Information

The Dealer is not authorized or permitted to give and will not give, any information or make any representation concerning the Units except as set forth in the Prospectus and the Supplemental Information.  The Partnership will supply the Dealer with reasonable quantities of the Prospectus, any supplements thereto and any amended Prospectus, as well as any Supplemental Information, for delivery to investors, and the Dealer will deliver a copy of the Prospectus and all supplements thereto and any amended Prospectus to each investor to whom an offer is made prior to or simultaneously with the first solicitation of an offer to sell the Units to an investor.  The Dealer agrees that it will not send or give any supplements thereto and any amended Prospectus to that investor unless it has previously sent or given a Prospectus and all supplements thereto and any amended Prospectus to that investor or has simultaneously sent or given a Prospectus and all supplements thereto and any amended Prospectus with such Supplemental Information.  The Dealer agrees that it will not show or give to any investor or prospective investor or reproduce any material or writing that is supplied to it by the Partnership and marked “dealer only” or otherwise bearing a legend denoting that it is not to be used in connection with the sale of Units to members of the public.  The Dealer agrees that it will not use in connection with the offer or sale of Units any material or writing that relates to another program supplied to it by the Partnership bearing a legend that states that such material may not be used in connection with the offer or sale of any securities other than the program to which it relates.  Dealer further agrees that it will not use in connection with the offer or sale of Units any materials or writings that have not been previously approved by the Partnership.  The Dealer agrees, if the Partnership so requests, to furnish a copy of any revised preliminary Prospectus to each person to whom it has furnished a copy of any previous preliminary Prospectus, and further agrees that it will itself mail or otherwise deliver all preliminary and final Prospectuses required for compliance with the provisions of Rule 15c2-8 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).  In offering and selling Units, the Dealer agrees to comply with all the applicable requirements under the Securities Act and the Exchange Act.

VIII.         License and Association Membership

The Dealer’s acceptance of this Agreement constitutes a representation to the Partnership that the Dealer is a properly registered or licensed broker-dealer, duly authorized to sell Units under federal and state securities laws and regulations and in all states where it offers or sells Units, and that it is a member in good standing of the National Association of Securities Dealers, Inc. (the “NASD”).  This Agreement shall automatically terminate if the Dealer ceases to be a member in good standing of such association, or in the case of a foreign dealer, so to conform.  The Dealer agrees to notify the Partnership immediately if it ceases to be a member in good standing, or in the case of a foreign dealer, so to conform.  The Dealer also hereby agrees to comply with the Conduct Rules of the NASD, including but not limited to Rules 2730, 2740, 2420 and 2750, and the provisions in Rule 2810 that apply to Direct Participation Programs.

IX.           Anti-Money Laundering Compliance Programs

The Dealer represents to the Partnership that it has established and implemented anti-money laundering compliance programs in accordance with applicable law, including applicable NASD rules, SEC rules and the USA PATRIOT Act of 2001, reasonably expected to detect and cause the reporting of suspicious transactions in connection with the sale of Units of the Partnership.

X.            Limitation of Offer

The Dealer will offer Units only to persons who meet the financial qualifications set forth in the Prospectus or in any suitability letter or memorandum sent to it by the Partnership and will only make offers to persons in the states in which it is advised in writing that the Units are qualified for sale or that such qualification is not required.  In offering Units, the Dealer will comply with the provisions of the NASD Conduct Rules, including the provisions in Rule 2810 that apply to Direct Participation Programs, set forth in the NASD Manual, as well as all other applicable rules and regulations relating to suitability of investors, including without limitation, the provisions of Article III.C. of the Statement of Policy Regarding Real Estate Programs of the North American Securities Administrators Association, Inc.

XI.           Representations and Warranties of the Partnership

The Partnership hereby represents and warrants to the Dealer that:

(a)
The Partnership has been duly and validly organized and formed as a limited partnership under the laws of the state of Delaware, with the power and authority to conduct its business as described in the Prospectus.  The Partnership has obtained all necessary authorizations, approvals and orders of and from all governmental regulatory officials and bodies authorizing it to own its properties and conduct its business as described in the Registration Statement and the Prospectus; provided, however, that the foregoing representation is only to the best knowledge of the Partnership as to any material penalty or other material liability.

(b)
The Registration Statement and Prospectus comply with the Securities Act and the Rules and Regulations and do not contain any untrue statements of material facts or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading; provided, however, that the foregoing provisions of this Article XI(b) will not extend to such statements contained in or omitted from the Registration Statement or Prospectus as are primarily within the knowledge of the Dealer or are based upon information furnished by the Dealer in writing to the Partnership specifically for inclusion therein.

(c)	The Partnership intends to use the funds received from the sale of the Units as set forth in the Prospectus.

(d)
No consent, approval, authorization or other order of any governmental authority is required in connection with the execution or delivery by the Partnership of this Agreement or the issuance and sale by the Partnership of the Units, except such as may be required under the Securities Act or applicable state securities laws.

(e)
There are no actions, suits or proceedings pending or, to the knowledge of the Partnership, threatened against the Partnership at law or in equity or before or by any federal or state commission, regulatory body or administrative agency or other governmental body, domestic or foreign, that will have a material adverse effect on the business or property of the Partnership.

(f)
The execution and delivery of this Agreement, the consummation of the transactions herein contemplated and compliance with the terms of this Agreement by the Partnership will not conflict with or constitute a default under any charter, bylaw, indenture, mortgage, deed of trust, lease, rule, regulation, writ, injunction or decree of any government, governmental instrumentality or court, domestic or foreign, having jurisdiction over the Partnership, except to the extent that the enforceability of the indemnity and/or contribution provisions contained in Article XIII of this Agreement may be limited under applicable securities laws.

(g)
The Partnership has full legal right, power and authority to enter into this Agreement and to perform the transactions contemplated hereby, except to the extent that the enforceability of the indemnity and/or contribution provisions contained in Article XIII of this Agreement may be limited under applicable securities laws.

(h)
At the time of the issuance of the Units, the Units will have been duly authorized and validly issued, and upon payment therefor, will be fully paid and nonassessable and will conform to the description thereof contained in the Prospectus, subject to the requirement that the limited partners do not participate in the management or control of the business of the Partnership.

XII.          Records

At all times during the term of this Agreement and for a period of five years thereafter, the Dealer shall keep, or cause to be kept, and shall make available to the Partnership, information establishing that each investor in the Units meets the suitability standards employed in connection with the offer and sale of Units, and a representation of each investor that he or she is purchasing for his or her own account or for the account of another who meets such suitability standards.

XIII.        Indemnification

(a)	The Partnership agrees to indemnify and hold the Dealer harmless against any losses, claims, damages or liabilities, joint or several:

(i)
to which the Dealer may become subject under applicable law, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) are based upon any untrue statement of any material fact contained in the Prospectus or any amendment or supplement thereto, or in any supplemental sales literature furnished by the Partnership, or that are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading;

(ii)
to which the Dealer may become subject due to the misrepresentation by the Partnership of material facts in connection with the sale of the Units unless the misrepresentation of such material facts was the direct result of misleading information provided to the Partnership by any dealer of the Units; or

(iii)	to which the Dealer may become subject as a result of any breach by the Partnership of the representations and warranties contained in this Agreement.

The Partnership will reimburse the Dealer for any legal or other expenses reasonably incurred in connection with investigating or defending any such loss, claim, damage or liability (or actions in respect thereof); provided, however, that the Partnership shall not be liable in any such case to the extent that any such loss, claim, damage or liability arises out of or is based upon any untrue statement or alleged untrue statement or omission or alleged omission made in the Prospectus, any amendment or supplement or any sales literature, in reliance upon and in conformity with written information furnished to the Partnership by the dealer specifically for use in the preparation thereof.  Notwithstanding the foregoing, the Partnership will not indemnify the Dealer from any liabilities incurred by the Dealer arising under federal and state securities laws unless (A) there has been a successful adjudication on the merits of each count involving alleged securities law violations as to the Dealer seeking indemnification; (B) such claims have been dismissed with prejudice on the merits by a court of competent jurisdiction as to the Dealer seeking indemnification; or (C) a court of competent jurisdiction approves a settlement of the claims against the Dealer seeking indemnification and finds that indemnification of the settlement and related costs should be made.

In addition, prior to seeking a court approval for indemnification, the Dealer is required to apprise the court of the position of the Securities and Exchange Commission and any state securities regulatory authority in which the Units were offered or sold with respect to indemnification for securities violations.  Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted for the Dealer, the Dealer has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is therefore unenforceable.

This indemnity agreement shall be in addition to any liabilities that the Partnership may otherwise have in connection with this offering.

(b)
The Dealer agrees to indemnify and hold harmless the Partnership against any losses, claims, damages or liabilities, joint or several, to which it may become subject under applicable law, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon a breach of the terms of this Agreement or the failure to comply with laws and regulations applicable to the offering and the claim of registration or exemption made by the Partnership, and will reimburse the Partnership for any legal or other expenses reasonably incurred in connection with investigating or defending any such loss, claim, damage or liability (or action in respect thereof).  This indemnity agreement shall be in addition to any liability that the Dealer may otherwise have in connection with the offering.

The foregoing agreement shall extend upon the same terms and conditions to, and shall inure to the benefit of, each person, if any who controls the Partnership.

(c)
Within ten days after receipt of an indemnified party of notice of the commencement of any action, such indemnified party shall, if a claim in respect thereof is to be made against the indemnifying party under subsections (a) or (b) of this Article XIII, notify the indemnifying party in writing of the commencement thereof; the omission by any indemnified party to notify the indemnifying party of any such action shall relieve the indemnifying party from any liability in respect of such action that it may have to such indemnified party on account of this indemnity agreement; but the omission so to notify the indemnifying party shall not relieve it from any liability that it may have to any indemnified party otherwise than under such subsection.  In case any such action shall be brought against such indemnified party, and it shall notify the indemnifying party of the commencement thereof, the indemnifying party shall be entitled to participate in, and, to the extent that it shall wish, jointly with any other indemnifying party similarly notified, to assume the defense thereof, with counsel satisfactory to such indemnifying and indemnified parties, and after the indemnified party shall have received notice from the agreed-upon counsel that the defense has been so assumed, in the event that the indemnified party nonetheless elects to participate in the defense of any such action for any reason other than the presence of a conflict of interest, the indemnifying party shall not be responsible for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof.

XIV.   Termination

The Dealer will suspend or terminate its offer and sale of Units upon the request of the Partnership at any time and will resume its offer and sale of Units hereunder upon subsequent request of the Partnership.  Any party may terminate this Agreement by written notice.  Such termination shall be effective five days after the mailing of such notice.  No such termination shall operate to terminate any rights the Dealer may have to be paid a commission with respect to subscriptions that were obtained by the Dealer and submitted to the Partnership for acceptance prior to that termination.  This Agreement is the entire agreement of the parties and supersedes all prior agreements, if any, between the parties hereto.

This Agreement may be amended at any time by the Partnership by written notice to the Dealer, and any such amendment shall be deemed accepted by the Dealer upon placing an order for sale of Units after receipt of such notice.

XV.          Privacy Laws

The Partnership and the Dealer (each referred to individually in this section as a “party”) agree as follows:

(a)           Each party agrees to abide by and comply with (i) the privacy standards and requirements of the Gramm-Leach-Bliley Act of 1999 (“GLB Act”), (ii) the privacy standards and requirements of any other applicable federal or state law, and (iii) its own internal privacy policies and procedures, each as may be amended from time to time.

(b)           Each party agrees to refrain from the use or disclosure of nonpublic personal information (as defined under the GLB Act) of all customers who have opted out of such disclosures except as necessary to service the customers or as otherwise necessary or required by applicable law; and

(c)           Each party shall be responsible for determining which customers have opted out of the disclosure of nonpublic personal information by periodically reviewing and, if necessary, retrieving a list of such customers (the “List”) as provided by each to identify customers that have exercised their opt-out rights. In the event either party uses or discloses nonpublic personal information of any customer for purposes other than servicing the customer, or as otherwise required by applicable law, that party will consult the List to determine whether the affected customer has exercised his or her opt-out rights.  Each party understands that each is prohibited from using or disclosing any nonpublic personal information of any customer that is identified on the List as having opted out of such disclosures.

XVI.         Notice

All notices will be in writing and will be duly given to the Dealer when mailed to the address specified by the Dealer herein.

XVII.        Survival of Provisions

The respective agreements, representations and warranties of the Partnership and the Dealer set forth in this Agreement shall remain operative and in full force and effect regardless of (a) any termination of this Agreement, (b) any investigation made by or on behalf of the Dealer or any person controlling the Dealer or by or on behalf of the Partnership or any person controlling the Partnership, and (c) the acceptance of any payment for the Units.

XVIII.   Attorneys’ Fees, Applicable Law and Venue

In any action to enforce the provisions of this Agreement or to secure damages for its breach, the prevailing party shall recover its costs and reasonable attorney’s fees.  This Agreement shall be construed under the laws of the State of Texas and shall take effect when signed by the Dealer and countersigned by the Partnership.  Venue for any action (including arbitration) brought hereunder shall lie exclusively in Dallas, Texas.

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed on its behalf by its duly authorized agent.

UNITED DEVELOPMENT FUNDING III, L.P.

By:	UMTH Land Development, L.P.
Its General Partner

By:	UMT Services, Inc.
Its General Partner

By:

Name:

Title:

Date:

[Signature of the Dealer on following page.]

The undersigned Dealer has read the foregoing Agreement and hereby accepts and agrees to the terms and conditions therein set forth.  The Dealer represents that the list below of jurisdictions in which it is registered or licensed as a broker or dealer and is fully authorized to sell securities is true and correct, and the Dealer agrees to advise the Partnership of any change in such list during the term of this Agreement.

1.  Identity of Dealer:

Name:

Type of entity:
(corporation, partnerhip, proprietorship, etc.)

Organized in the State of:

Licensed as broker-dealer in the following States:

Tax I.D. #:

2.  Person to receive notice pursuant to Section XVI:

Name:

Company:

Address:

City, State and Zip Code:

Telephone No.:	( )

Facsimile No.:	( )

AGREED TO AND ACCEPTED BY THE DEALER:

(Dealer's Firm Name)

By:
(Signature)

Name:

Title:

Date: